EXHIBIT 4.04

                            FORM OF LOCK-UP AGREEMENT

                          EUROPEAN MICRO HOLDINGS, INC.
                        6073 N.W. 167TH STREET, UNIT C-25
                              MIAMI, FLORIDA 33015

                                                               March _____, 1998

Tarpon Scurry Investments, Inc.
501 First Avenue North, Suite 702
St. Petersburg, FL  33701

Dear Sirs:

                  The undersigned understands that you propose to enter into an Underwriting Agreement (the "UNDERWRITING AGREEMENT") providing for the engagement of you as placement agent for the public offering and sale of shares (the "SHARES") of common Stock, par value $0.01 per share (the "COMMON STOCK"), of European Micro Holdings, Inc. (the "COMPANY").

         In consideration of your execution of the Underwriting Agreement, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that without the prior written consent of Tarpon Scurry Investments, Inc., the undersigned will not (and, except as may be disclosed in the Prospectus, will not announce or disclose any intention to) sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase, or otherwise transfer or dispose of, any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of 180 days after the date of the final Prospectus relating to your offering of the Shares to the public. Prior to the expiration of such period, the undersigned will not announce or disclose any intention to do anything after the expiration of such period which the undersigned is prohibited, as provided in the preceding sentence, from doing during such period. Thereafter, the undersigned will not sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase, or otherwise transfer or dispose of, any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock except in accordance with Rule 144(k).

         The undersigned agrees that the provisions of this agreement shall be binding also upon the successors, assigns, heirs and personal representatives of the undersigned.

         It is understood that, if the Underwriting Agreement does not become effective, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to the consummation of the offering described therein, you will release us from our obligations under this letter agreement.

                                                              Very truly yours,